ASSIGNMENT OF OIL & GAS LEASE

THE STATE OF TEXAS        )
                          )KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF EDWARDS         )

WHEREAS, Pilares Oil & Gas, Inc. is the owner of an undivided interest in certain Oil and Gas leases covering certain property in Edwards County, Texas.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pilares Oil and Gas, Inc., whose address is 3241 South First Street, One Burro Alley, Abilene, Texas 79605, hereinafter called "Assignor", does hereby sell, transfer and assign unto Texas International Petroleum, Inc., whose address is c/o C.C. Coleman, 4112 Village Drive, Rockwell, Texas 75087, hereinafter called "Assignee", all Assignor's right, title, and interest in and to the following described lands:

640+- acres, being all of H.E. & W.T. Survey 109, Abstract 320, Block "E 1/2," 214+- acres, being the East One-Third (E 1/3rd) of the H.E. & W.T. Survey 42, Abstract 1218, Block "E", and 106+- acres, being the North 106 acres out of the East One-Third (E 1/3rd) of the H.E. & W.T. Survey 63, Abstract 349, Block "E", all in Edwards County, Texas.

NOW FURTHER, it is expressly understood that Assignee assumes all of Assignor's duties, rights, and obligations in connection with the Assigned Premises including, but not limited to, plugging and abandoning of wells, and Assignee further agrees to file or cause to be filed all necessary documents to effect said assumption. And for the same consideration, Assignor does covenant with Assignee that the Assignor is the lawful owner of the Assigned Premises and rights and interests thereunder, and that Assignor has good right and authority to sell and assign same.

Dated this 1st date of March 1999.

Assignor: Pilares Oil & Gas, Inc.



By: /s/  Charles M. Childers
Charles M. Childers, President